UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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RAPID FIRE MARKETING, INC.
(Name of Registrant As Specified in Charter)

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RAPID FIRE MARKETING, INC.

311 West Third Street

Suite 1234

Carson City, NV 89701

Dear Shareholders:

We are writing to advise you that our Board of Directors and shareholders holding a majority of our outstanding voting capital stock have approved to effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 1,000 basis.

This action was approved by written consent on November 4, 2015 by our Board of Directors and a majority of holders of our voting capital stock, in accordance with Nevada Revised Statutes. Our directors and majority of the shareholders of our outstanding capital stock, as of the record date of November 4, 2015, have approved the Reverse Split as it was determined to be in the best interests of our Company and shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least ten (10) days after the date of this Information Statement has been mailed to our shareholders. This Information Statement is first mailed to you on or about January 20, 2016.

For the Board of Directors

By:	/s/ Tom Allinder
Name:	Tom Allinder
Title:	Chief Executive Officer

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RAPID FIRE MARKETING, INC.

311 West Third Street

Suite 1234

Carson City, NV 89701

INFORMATION STATEMENT REGARDING

ACTION TO BE TAKEN BY WRITTEN CONSENT OF

MAJORITY SHAREHOLDERS

IN LIEU OF A SPECIAL MEETING

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to all holders of the common stock of Rapid Fire Marketing, Inc. (the “Company”) as of November 4, 2015 in connection with the action taken by written consent of holders of a majority of the outstanding voting power of the Company to authorize the Reverse Split.

“We,”“us,” “our,” the “Registrant” and the “Company” refers to Rapid Fire Marketing, Inc., a Nevada corporation.

SUMMARY OF CORPORATE ACTIONS

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Rapid Fire Marketing, Inc., a Nevada corporation (the “Company”), in connection with our prior receipt of approval by written consents, in lieu of a special meeting, of the holders of a majority of our outstanding voting power authorizing the board of directors of the Company to effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 1,000 basis.

On November 4, 2015, the Company obtained the approval of the Reverse Split by written consent of Tom Allinder, the Company’s majority stockholder (the “Majority Stockholder”). The Majority Stockholder is the record owner of an aggregate 150,000,000 shares of common stock and 16,000,000 shares of Series B Preferred Stock (each share has voting rights equivalent to 2,000 shares of common stock).

The Reverse Split will be effectuated within ten (10) days after the mailing of this Information Statement and after the filing of: (i) the amended Articles of Incorporation with the Nevada Secretary of State with respect to the Reverse Split and (ii) the certain documentation with FINRA regarding the Reverse Split.

The date on which this Information Statement will be sent to stockholders will be on or about January 20, 2016 and is being furnished to all holders of the common stock of the Company on record as of November 4, 2015.

The Board of Directors, and persons owning a majority of the outstanding voting securities of the Company have unanimously adopted, ratified and approved the proposed actions by the Company’s board of directors. No other votes are required or necessary.

The Quarterly Report on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015, March 31, 2015, September 30, 2014, June 30, 2014 and March 31, 2014, and our Annual Report on Form 10-K for fiscal year ended December 31, 2014 and December 31, filed by the Company during the past two years with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives. The Company is presently current in the filing of all reports required to be filed by it.

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Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (775) 461-5127. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to the Company’s Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to affect the Reverse Split. The Company’s certificate of incorporation does not authorize cumulative voting. As of the record date, the Company had 9,602,284,776 voting shares of common stock issued and outstanding and 16,000,000 shares of Series B preferred stock issued and outstanding. The Majority Stockholder holds a total of 32,150,000,000 consenting shares, which represents approximately 77% of the voting rights associated with the Company’s shares.

PROPOSAL I

GRANT AUTHORITY TO THE BOARD OF DIRECTORS

TO CONDUCT A ONE FOR ONE THOUSAND SHARE

REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

Purpose: The Company’s board of directors has unanimously adopted a resolution seeking shareholder approval to authorize the Board, to effectuate a reverse stock split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock but have no effect on the number of outstanding shares of preferred stock. The board of directors had determined that it would be in the Company’s best interest to conduct a reverse split of its common stock on a 1 for 1,000 basis and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to conduct such a reverse split.

The Board of Directors has determined that it is in the Company’s best interests to affect the Reverse Split and has considered certain factors including, but not limited to, the following:

(i) current trading price of the Company’s shares of common stock on the OTC Pink market and potential to increase the marketability and liquidity of the Company’s common stock;

(ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios;

(iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets;

(iv) posturing the Company and its structure in favorable position in order to effectively negotiate with potential acquisition candidates; and

(v) provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the Reverse Split will have the desired benefits.

The Reverse Split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock, and the Reverse Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take 1,000 shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the Reverse Split and convert those shares into one share of the post-reverse stock split common stock. The conversion rate of all securities convertible into common stock other than the outstanding Preferred Stock would be proportionately adjusted.

The board of directors has indicated that fractional shares will not be issued. Instead, the Company will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor adjustment due to the additional shares that will need to be issued a result of the treatment of fractional shares.

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Effects: The Reverse Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State’s office and will become effective upon such filing. The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the requisite approvals are received and the requisite waiting periods have passed. The Reverse Split will, however, reduce the number of issued and outstanding shares of common stock from 9,602,284,776 to approximately 9,602,285 shares. The Reverse Split will not have any effect on the stated par value of the common stock.

The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of the Company’s common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by 1,000, with an adjustment for any fractional shares. (Fractional shares will be rounded up into a whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in the Company’s common stock will remain virtually unchanged, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the Reverse Split, except as described above in connection with the increase in relative voting power of the Series A and Series B preferred stock. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. All shares, options, warrants or convertible securities that the Company has agreed to issue other than the Preferred Stock (or agrees to issue prior to the effective date of the Reverse Split), also will be appropriately adjusted for the Reverse Split, with the exception of the Preferred shares.

The Reverse Split may also result in some shareholders holding “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As a result of the proposal to conduct a Reverse Split, the Company will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being further diluted by additional share issuances. The proposed Reverse Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares. The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company. The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued. After the Reverse Split, if the board would then issue the balance of the authorized shares, that action would have a material dilutive effect upon existing shareholders The board of directors has no immediate plans, understandings, agreements or commitments to issue additional shares of stock for any purpose. Although the Company has no other current financing plans or understandings, agreements or commitments for financing, if an opportunity should present itself, the Company may issue shares of common stock in connection with such a financing. The increased capital will provide the board of directors with the ability to issue additional shares of stock without further vote of the stockholders of the Company. The Company’s stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of the Company in order to maintain their proportionate ownership of the Company’s stock.

After the taking of any action to conduct or authorize the Reverse Split is filed there is not a requirement that shareholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Reverse Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Reverse Split.

Because the Reverse Split results in an increase in the number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. Although the Reverse Split is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the board of directors.

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No Appraisal Rights for the Amendment

Under Nevada law, the Company’s shareholders are not entitled to appraisal rights with respect to the Reverse Split and the Company will not independently provide shareholders with any such right.

BOARD OF DIRECTORS’

AND STOCKHOLDER APPROVAL

As our directors and holders of over a majority of our voting power signed a written consent in favor of the Reverse Split, the Reverse Split will be effective upon the filing and declaration of effective date by FINRA.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

VOTING SECURITIES OF THE COMPANY

As of November 4, 2015 (the “Record Date”), the Company had 9,602,284,776 shares of Common Stock issued and outstanding out of 20,000,000,000 authorized shares of Common Stock. As of the Record Date, the Company had 16,000,000 shares of Series B Preferred Stock issued and outstanding out of 16,000,000 authorized shares of preferred stock.

Holders of record of the Common Stock and the Series B Preferred Stock at the close of business on the Record Date were entitled to participate in the written consent of our shareholders. Each share Common Stock was entitled to one vote. Each share of Series B Preferred Stock was entitled to 2,000 votes.

MAJORITY STOCKHOLDER

As of November 4, 2015, there were 41,752,284,776 voting shares issued and outstanding, including all of the Common Stock and the Series B Preferred Stock. Pursuant to Section 78.320 of the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 20,876,142,388 votes, are required to approve the Proposal by written consent. The Majority Stockholder, namely, Tom Allinder, holds in the aggregate 32,150,000,000 votes (and therefore having approximately 77% of the total voting power of all outstanding voting capital), has voted in favor of the Proposal satisfying the requirement under Section 78.320 of the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 4, 2015 for: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our named executive officers and directors; and (iii) all of our current named executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Common Stock		Preferred Stock		% of Total
Name and Address of Beneficial Owner	Number of Shares	% of Class (1)	Number of Shares	% of Class (2)	Voting Power (3)
Directors and Officers
Tom Allinder	150,000,000	3.13%	16,000,000	100%	77%

(1) Based on 9,602,284,776 shares of Common Stock issued and outstanding as of November 4, 2015.

(2) Based on 16,000,000 shares of Series B Preferred Stock issued and outstanding. Each share of Series B Preferred Stock has 2,000 votes.

(3) Percentage Total Voting Power represents total voting power for each beneficial owner with respect to all shares of our Common Stock and Series B Preferred Stock beneficially owner as of November 4, 2015.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our Quarterly Report on Form 10-Q for quarterly periods ended September 30, 2015, June 30, 2015, and March 31, 2015 our Annual Report on Form 10-K for fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014, June 30, 2014 and March 31, 2014. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

RAPID FIRE MARKETING, INC.

311 West Third Street

Suite 1234

Carson City, NV 89701

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this information statement carefully.

Dated: January 20, 2016

By Order of the Board of Directors

/s/ Tom Allinder
Chief Executive Officer and Director

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